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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Weatherford International, Inc. Deferred Compensation Plan for Non-Employee Directors, As Amended, Weatherford International, Inc. Foreign Executive Deferred Compensation Stock Plan, Weatherford International Ltd. Restricted Share Plan and Weatherford International, Inc. 401(k) Savings Plan of our report dated February 3, 2003, with respect to the consolidated financial statements and schedule of Weatherford International Ltd. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities Exchange Commission.

/s/ ERNST & YOUNG LLP

Houston, Texas
January 28, 2004